Exhibit (d)(22)

                               INVESTMENT ADVISORY
                                       AND
                        ADMINISTRATIVE SERVICES AGREEMENT

     THIS AGREEMENT, dated and effective as of this 17th day of September, 2001 is made and entered into by and between FREMONT MUTUAL FUNDS, INC., a Maryland corporation (hereinafter called the "Company") and FREMONT INVESTMENT ADVISORS, INC., a California corporation (hereinafter called the "Advisor"), on behalf of the Fremont Institutional Yield+ Fund (the "Fund").

     WHEREAS, the Company is engaged in business as an open-end management investment company and is so registered under the Investment Company Act of 1940 (the "1940 Act"); and

     WHEREAS, the Advisor is engaged principally in the business of rendering investment advisory and management services and is so registered under the Investment Advisers Act of 1940; and

     WHEREAS, the Company is authorized to, and does, issue shares of capital stock in separate series with each such series representing interests in a separate portfolio of securities and other assets; and

     WHEREAS, the Company intends to offer shares of capital stock in a newly formed series called the Fremont Institutional Yield+ Fund (the "Fund"); and

     NOW, THEREFORE, WITNESSETH: That it is hereby agreed between the parties hereto as follows:

     1. The Company hereby appoints the Advisor to act as investment adviser and administrator to the Fund for the period and on the terms herein set forth. The Advisor accepts such appointment and agrees to render the services herein set forth, for the compensation herein provided. The Advisor shall, for all purposes herein, be deemed an independent contractor and not an agent of the Company.

     2. (a) The Advisor, as investment advisor to the Fund, agrees to provide supervision of the portfolio of the Fund and to determine what securities or other property shall be purchased or sold by the Fund. To assist in its duties, the Advisor may engage a Sub-Advisor approved by the Board of Directors and (if required by applicable law) the shareholders of the Company. In overseeing the Fund's portfolio, the Advisor (and any Sub-Advisor) shall give due consideration to the policies of the Fund as expressed in the Company's Articles of Incorporation, By-laws, Form N-1A Registration Statement under the 1940 Act and under the Securities Act of 1933, as amended (the "1933 Act"), and prospectus as in use from time to time, as well as to the factors affecting the status of the Fund as a "regulated investment company" under the Internal Revenue Code of 1986, as amended. In its duties hereunder, the Advisor shall further be bound by any
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     and all determinations by the Board of Directors of the Company relating to investment policy, which determinations shall in writing be communicated to the Advisor. Subject to the foregoing, the Advisor will exercise all voting rights with respect to portfolio securities and may delegate such voting rights to any Sub-Advisor approved by the Board of Directors.

          (b) To the extent authorized by the Board of Directors of the Company, the Advisor shall make decisions for the Fund as to foreign currency matters and make determinations as to, and execute and perform, foreign exchange contracts or may delegate such decisions to any Sub-Advisor approved by the Board of Directors.

          (c) (i) The Advisor (and any Sub-Advisor engaged by the Advisor) shall provide adequate facilities and qualified personnel for the placement of, and shall place orders for the purchase, or other acquisition, and sale, or other disposition, of portfolio securities for the Fund. With respect to such transactions, the Advisor, or Sub-Advisor, subject to such direction as may be furnished from time to time by the Board of Directors of the Company, shall endeavor as the primary objective to obtain the most favorable prices and executions of orders. Subject to such primary objective, the Advisor or Sub-Advisor may place orders with brokerage firms which furnish statistical and other information to the Advisor or Sub-Advisor, taking into account the value and quality of the brokerage services of such brokerage firms, including the availability and quality of such statistical and other information. Receipt by the Advisor or Sub-Advisor of any such statistical and other information and services shall not be deemed to give rise to any requirement for abatement of the advisory fee payable to the Advisor pursuant to Section 6 hereof.

               (ii) On occasions when the Advisor deems the purchase or sale of a security to be in the best interests of the Fund as well as other clients of the Advisor, the Advisor, to the extent permitted by applicable laws and regulations, may aggregate the securities to be so sold or purchased when the Advisor believes that to do so will be in the best interests of the Fund. In such event, allocation of the securities so purchased or sold, as well as the expenses incurred in the transaction, will be made by the Advisor in the manner the Advisor considers to be the most equitable and consistent with its fiduciary obligations to the Fund and to such other clients.

     3. Subject to prior approval of the Board of Directors, the Advisor may, but is not required to, retain one or more investment management organizations ("Sub-Advisors") to make specific investment decisions with respect to all or a portion of the assets of the Fund. If a Sub-Advisor is engaged, all references in this Agreement to the Advisor shall be deemed applicable to such Sub-Advisor as necessary and appropriate. The Advisor may allocate portions of the Fund's assets among such Sub-Advisor(s) or among itself and such Sub-Advisor(s). The Advisor shall monitor the performance of such Sub-Advisor(s), shall allocate and reallocate assets

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

     among Sub-Advisors of the Fund with multiple Sub-Advisors, and shall recommend the employment or termination of a particular Sub-Advisor when deemed advisable. The Advisor will compensate such Sub-Advisor(s) from its own resources, at no additional cost to the Company.

     4. The Advisor, as administrator for the Fund, shall furnish the services of persons to perform the executive, administrative, clerical, and bookkeeping functions of the Company (other than services involving the custody of portfolio securities) to the extent such services have not been contracted for with third parties. The Advisor, as administrator for the Fund, shall oversee the performance of third parties. The Advisor shall also provide the Fund with suitable office space (which may be in the offices of the Advisor); all necessary small office equipment and utilities; and general purpose accounting forms, supplies, and postage used at the offices of the Fund. These services are exclusive of the necessary services and records at any dividend disbursing agent, transfer agent, registrar or custodian, and accounting and bookkeeping services to be provided by the custodian or other third-party service provider.

     5. The Fund shall be responsible for paying for all costs and expenses attendant to operating the Fund, including but not limited to (i) the compensation payable hereunder to the Advisor for advisory and administrative services; (ii) taxes; (iii) interest expense; (iv) portfolio transaction costs, including, e.g., brokerage commissions and underwriting discounts; (v) any other ordinary expenses incurred in the course of the regular and ongoing operations of the Fund and (vi) any extraordinary costs or expenses such as legal, accounting, or other costs or expenses not incurred in the course of the regular and ongoing operations of the Fund.

     6. (a) The Fund shall pay to the Advisor on or before the tenth (10th) day of each month, as compensation for the services rendered by the Advisor during the preceding month, an amount to be computed by applying to the total net asset value of the Fund the applicable annual rates set forth on Appendix A hereto.

          (b) The fees on Appendix A shall be computed and accrued daily at one three-hundred-sixty-fifth (1/365th) or one three-hundred-sixty-sixth (1/366th), as appropriate, of the applicable rates set forth therein. The net asset value of the Fund shall be determined in the manner set forth in the Articles of Incorporation and applicable Prospectus of the Fund as of the close of the New York Stock Exchange on each day on which said Exchange is open, and in the case of Saturdays, Sundays, and other days on which said exchange shall not be open in the manner further set forth in said Articles of Incorporation and Prospectus. In the event of termination other than at the end of a calendar month, the monthly fee shall be prorated for the portion of the month prior to termination and paid on or before the tenth (10th) day subsequent to termination.

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     7. (a) The Advisor may voluntarily waive fees, reduce any portion of other compensation or pay expenses owed to it which are the responsibility of the Fund under this Agreement. Any such reduction, waiver, or payment (collectively "subsidies") shall be applicable only to such specific subsidy and shall not constitute an agreement to continue such subsidy in the future. Any such subsidy will be agreed to prior to accrual of the related expense or fee and will be estimated daily and reconciled and paid on a monthly basis. The Advisor may also agree contractually to limit the Fund's operating expenses. To the extent such a voluntary or contractual expense limitation has been agreed to by the Advisor and such limit has been disclosed to shareholders of the Fund in a prospectus, the limit cannot be changed without first disclosing the change in an updated prospectus.

          (b) The Advisor may seek reimbursement in a subsequent fiscal year of any reductions or payments of Fund expenses or fee waivers made by the Advisor either voluntarily or pursuant to contract. The reimbursement of any subsidy must be approved by the Company's Board of Directors and must be sought no later than the end of the third fiscal year following the year to which the subsidy relates, however, the Fund is permitted to look back five years and four year respectively, during the initial six years and seventh year of the Fund's operations. The Advisor may not request and receive reimbursement for any subsidies before payment of the Fund's ordinary operating expenses for the current year and cannot cause the Fund to exceed any agreed upon expense limitation for that year in making such reimbursement.

     8. Nothing contained in this Agreement shall be construed to prohibit the Advisor from performing investment advisory, management, or distribution services for other investment companies and other persons or companies, or to prohibit affiliates of the Advisor from engaging in such businesses or in other related or unrelated businesses.

     9. The Company agrees (i) not to hold the Advisor or any of its officers, directors, agents or employees liable for, and (ii) to indemnify or insure the Advisor and its officers, directors, agents and employees ("Indemnified Parties") against any and all losses, claims, damages, liabilities or litigation (including legal and other expenses), to which the Indemnified Parties may become subject under the 1933 Act, 1940 Act, the Advisors Act, under any other statute, at common law or otherwise, which (1) arises out of an investment decision or other action taken or omitted by one or more Indemnified Parties in good faith exercise of authority hereunder or otherwise related to this Agreement or (2) may be based upon any untrue statement or alleged untrue statement of a material fact contained in a registration statement or prospectus covering the shares of the Company or the Fund or any amendment thereof or any supplement thereto or the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, if such a statement or omission was made in reliance upon information furnished to the Indemnified Parties; provided, however, that in no case is Company's or

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     Fund's indemnity in favor of Indemnified Parties deemed to protect such
     Indemnified Parties against any liability to which any such Indemnified Parties would otherwise be subject by reason of willful misfeasance, bad faith or gross negligence in the performance of his duties or by reason of his reckless disregard of obligations and duties under this Agreement.

     10. (a) This Agreement shall become effective with respect to the Fund on the effective date designated herein (the "Effective Date"). Unless terminated as herein provided, this Agreement shall remain in full force and effect for two (2) year from the Effective Date and shall continue in full force and effect for periods of one year after the effective date of any renewal so long as such renewal with respect to the Fund is approved at least annually (i) by either the Directors of the Company or by a vote of a majority (as defined in the 1940 Act) of the outstanding voting securities of the Fund, and (ii) in either event by the vote of a majority of the Directors of the Company who are not parties to this Agreement or "interested persons" (as defined in the 1940 Act) of the Advisor, cast in person at a meeting called for the purpose of voting on such approval.

          (b) This Agreement may be terminated with respect to the Fund at any time, without payment of any penalty, by the Board of Directors of the Company or by the vote of a majority (as defined in the 1940 Act) of the outstanding voting securities of the Company, on thirty (30) days' written notice to the Advisor, or by the Advisor on like notice to the Company.

          (c) This Agreement shall automatically and immediately terminate in the event of its assignment.

          (d) This Agreement shall be governed by the laws of the State of California, provided that nothing herein shall be construed in a manner inconsistent with the 1940 Act, the Advisers Act or rules or orders of the SEC thereunder.

          (e) No provision of this Agreement may be changed, waived, discharged or terminated orally, but only by an instrument in writing signed by the party against which enforcement of the change, waiver, discharge or termination is sought and no amendment of this Agreement shall be effective until approved by a vote of a majority of the outstanding voting securities of the Fund, if such approval is required by applicable law.

     11. (a) This Agreement supersedes any prior agreement relating to the subject matter hereof between the parties.

          (b) If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected.

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     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in duplicate originals by their officers thereunto duly authorized as of the date first above written.

FREMONT MUTUAL FUNDS, INC.              FREMONT INVESTMENT ADVISORS, INC.



By: /s/ Nancy Tengler                   By: /s/ David L. Redo
    -------------------------------         ------------------------------------
    Nancy Tengler                           David L. Redo
    President                               Managing Director


ATTEST:                                 ATTEST:


By: /s/ Tina Thomas                     By: /s/ Tina Thomas
    -------------------------------         ------------------------------------
    Tina Thomas,                            Tina Thomas
    Secretary                               Secretary

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
                                   APPENDIX A
                             TO INVESTMENT ADVISORY
                          AND ADMINISTRATIVE AGREEMENT
                       (FREMONT INSTITUTIONAL YIELD+ FUND)


Investment Advisory Fee: 0.50% annually, based on average daily total net assets


Administrative Fee:  0.15% annually, based on average daily total net assets